Exhibit 99.2(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-2 of the Bluerock Total Income+ Real Estate Fund and to the use of our report dated November 27, 2019 on the financial statements and financial highlights of Bluerock Total Income+ Real Estate Fund. Such financial statements and financial highlights appear in the September 30, 2019 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
January 24, 2020